Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
PRA Health Sciences, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-200160, No. 333-221259) on Form S-8 and registration statement (No. 333-209883) on Form S-3 of PRA Health Sciences, Inc. of our report dated April 21, 2017, with respect to the consolidated balance sheets of Symphony Health Solutions Corporation and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the Form 8-K/A of PRA Health Sciences, Inc. dated November 13, 2017.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 13, 2017